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                                                           Exhibit (21)(a)


                  SUBSIDIARIES OF CMS ENERGY CORPORATION
                           At December 31, 1997


                                      Percent Voting
                                      Stock Owned by
                                        CMS Energy         Incorporated

Consumers Energy Company
("Consumers")                               100              Michigan

  Michigan Gas Storage Company               0               Michigan
  (100% Owned by Consumers)*

CMS Enterprises Company
("CMS Enterprises")                         100              Michigan

  CMS Generation Co.                         0               Michigan
  (100% Owned by CMS Enterprises)


*Subject to regulation by FERC
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